Exhibit 99.2

FROM:	FOR:
Padilla Speer Beardsley Inc.	Synovis Life Technologies, Inc.
1101 West River Parkway	2575 University Ave.
Minneapolis, Minnesota 55415	St. Paul, Minnesota 55114

CONTACTS:
Nancy A. Johnson / Marian Briggs	Richard W. Kramp, President and CEO
(612) 455-1745 / (612) 455-1742	Brett Reynolds, CFO
(651) 796-7300
FOR IMMEDIATE RELEASE
SYNOVIS LIFE TECHNOLOGIES CLOSES SALE
OF ITS INTERVENTIONAL BUSINESS
Synovis Focused on Growth Opportunities in Soft Tissue Repair and Surgical Markets
     ST. PAUL, Minn., January 31, 2008 — Synovis Life Technologies, Inc. (Nasdaq: SYNO), announced today that it has closed on the previously announced sale of substantially all of the assets of its interventional business to Heraeus Vadnais, located in Vadnais Heights, Minn., and related entities.
     “With the completion of this transaction, we can focus our attention and resources on opportunities in the soft tissue repair and other surgical markets,” said Richard W. Kramp, Synovis Life Technologies president and chief executive officer. “We believe there is great potential for biomaterial products based on our Veritas® technology platform and are excited by the array of applications in soft tissue repair and regeneration. Further, we have a direct sales force in place to bring our products – whether developed by Synovis or acquired – to the surgeons who implant them.”

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Synovis Life Technologies, Inc.
January 31, 2008

     As reported in the January 8 announcement, the purchase price for the assets was $29.5 million in cash plus the assumption of certain operating liabilities, subject to a working capital adjustment expected to be finalized in Synovis’ second quarter. Synovis expects to have a pretax gain of approximately $11.0 million to $12.0 million on the transaction, subject to the final determination of the net carrying values of the assets and liabilities transferred.
About Synovis Life Technologies
     Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company engaged in developing, manufacturing and bringing to market products for the surgical treatment of disease. For additional information on Synovis Life Technologies and its businesses, visit the company’s Web site at www.synovislife.com.
Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements can be identified by words such as “should”, “could”, “may”, “will”, “expect”, “believe”, “anticipate”, “estimate”, “continue”, or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by forward-looking statements relating to the transaction include any final adjustments to working capital. Important factors that could cause results to differ materially from those anticipated by forward-looking statements relating to Synovis’ business, in general, include the timing of product introductions, the ability of our expanded sales force to grow revenues, outcomes of clinical and market trials and regulatory submissions, the number of certain surgical procedures performed, the ability to identify, acquire and successfully integrate suitable acquisition candidates, and the cost and outcome of intellectual property litigation, as well as the other factors found in the company’s Annual Report on Form 10-K for the year ended October 31, 2007.
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